Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

GALILEO BRASIL LIMITED

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware. do hereby certify as follows:

FIRST:  The name of the corporation is Galileo Brasil Limited (the “Corporation”).

SECOND:  The address of the initial registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is One Hundred (100), all of which shall be shares of common stock without par value.

FIFTH:  The name and mailing address of the sole incorporator is as follows:

Paul H. Bristow
9700 West Higgins Road
Suite 400
Rosemont, Illinois 60018

SIXTH:  The by-laws of the Corporation may be made, altered, amended, changed, added to or repealed by the Corporation’s board of directors without the assent or vote of its stockholders.

SEVENTH:  To the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, section 145 thereof), as amended from time to time, the Corporation shall, in general, indemnify all persons whom it may indemnify pursuant thereto or otherwise and, in particular, a director shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have duly signed this Certificate of Incorporation on the 15th day of January, 1995.

/s/ Paul H. Bristow
Paul H. Bristow

CERTIFICATE OF CHANGE OF LOCATION OF
REGISTERED OFFICE AND OF REGISTERED AGENT

GALILEO BRASIL LIMITED

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is GALILEO BRASIL LIMITED.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on June 24, 2002.

/s/ Lynn Feldman
Name: Lynn Feldman
Title: Assistant Secretary